Issuer Free Writing Prospectus
[UBS LOGO]                                        filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 23, 2006

UBS AG Enhanced Appreciation Securities
Linked to the S&P 500(R) Index
OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
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Issuer                  UBS AG
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Issue Price             $10 per Note
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Underlying Index        S&P 500 Index
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Term                    18-months
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Payment on              Investors will receive a cash payment at  maturity that
Maturity Date           is based on the Index Return:

                        IF THE INDEX RETURN IS POSITIVE, THE INDEX RETURN WILL BE TRIPLED, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 15.75% AND 17.75%, TO BE DETERMINED ON THE TRADE DATE.

                        IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED
                        TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR
                        ALL OF THEIR PRINCIPAL AMOUNT.
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Index Return            Index Ending Level-index Starting Level
                        ---------------------------------------
                                 Index Starting Level
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Index Starting Level    The closing level of the Index on the Trade Date
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Index Ending Level      The closing level of the Index on the Final
                        Valuation Date
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Trade Date              July 25, 2006
(expected)
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Settlement Date         July 31, 2006
(expected)
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Final Valuation         January 25, 2008
Date (expected)
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Maturity Date           January 31, 2008
(expected)
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PRODUCT DESCRIPTION
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Enhanced Appreciation Securities ("EAS") linked to the S&P 500 Index perform best in a moderate-return environment. Provided that there is a positive S&P 500 return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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BENEFITS
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o    Strategically addresses moderate-return market environments

o 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

o    Diversifies the equity portion of a portfolio through broad index exposure

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3x POSITIVE INDEX RETURN TO A 16.75% MAXIMUM GAIN; 1x NEGATIVE INDEX RETURN

                               INDEX                                    NOTE
                               RETURN                                  RETURN
                             ---------- ----------------------------- ---------
                                 20%                                   16.75%
                                 10%     3x INDEX RETURN TO CAP  >     16.75%
                                5.583%                                 16.75%
                             ---------- ----------------------------- ---------
                             ---------- ----------------------------- ---------
                                  4%                                    12%
 [GRAPHIC OMITTED]                3%        3x INDEX RETURN      >       9%
                                  2%                                     6%
                                  1%                                     3%
                             ---------- ----------------------------- ---------
                             ---------- ----------------------------- ---------
                                  0%                                     0%
                             ---------- ----------------------------- ---------
                             ---------- ----------------------------- ---------
                                 -5%                                    -5%
                                -10%       1x INDEX DOWNSIDE     >     -10%
                                -20%                                   -20%
                             ---------- ----------------------------- ---------

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 23, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 23, 2006

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INDEX DESCRIPTION
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THE STANDARD AND POOR'S 500 INDEX

The S&P 500 Index is published by Standard & Poor's, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.




HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE RESULTS.

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HISTORICAL PERFORMANCE OF THE S&P 500 INDEX
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The graph below illustrates the performance of the index from 1/29/88 to 6/22/06

  [THE FOLLOWING PLOT POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

         274.08
          284.2
          291.7
         288.36
          290.1
            304
         318.66
          329.8
         321.83
         251.79
          230.3
         247.08
         257.07
         267.82
         258.89
         261.33
         262.16
          273.5
         272.02
         261.52
         271.91
         278.97
          273.7
         277.72
         297.47
         288.86
         294.87
         309.64
         320.52
         317.98
         346.08
         351.45
         349.15
         340.36
         345.99
          353.4
         329.08
         331.89
         339.94
          330.8
         361.23
         358.02
         356.15
         322.56
         306.05
            304
         322.22
         330.22
         343.93
         367.07
         375.22
         375.34
         389.83
         371.16
         387.81
         395.43
         387.86
         392.45
         375.22
         417.09
         408.79
          412.7
         403.69
         414.95
         415.35
         408.14
         424.22
         414.03
          417.8
         418.68
         431.35
         435.71
         438.78
         443.38
         451.67
         440.19
         450.19
         450.53
         448.13
         463.56
         458.93
         467.83
         461.79
         466.45
         481.61
         467.14
         445.77
         450.91
         456.51
         444.27
         458.26
          475.5
         462.71
         472.35
         453.69
         459.27
         470.42
         487.39
         500.71
         514.71
          533.4
         544.75
         562.06
         561.88
         584.41
          581.5
         605.37
         615.93
         636.02
         640.43
          645.5
         654.17
         669.12
         670.63
         639.95
         651.99
         687.31
         705.27
         757.02
         740.74
         786.16
         790.82
         757.12
         801.34
         848.28
         885.14
         954.29
         899.47
         947.28
         914.62
          955.4
         970.43
         980.28
        1049.34
        1101.75
        1111.75
        1090.82
        1133.84
        1120.67
         957.28
        1017.01
        1098.67
        1163.63
        1229.23
        1279.64
        1238.33
        1286.37
        1335.18
        1301.84
        1372.71
        1328.72
        1320.41
        1282.71
        1362.93
        1388.91
        1469.25
        1394.46
        1366.42
        1498.58
        1452.43
         1420.6
         1454.6
        1430.83
        1517.68
        1436.51
         1429.4
        1314.95
        1320.28
        1366.01
        1239.94
        1160.33
        1249.46
        1255.82
        1224.42
        1211.23
        1133.58
        1040.94
        1059.78
        1139.45
        1148.08
         1130.2
        1106.73
        1147.39
        1076.92
        1067.14
         989.82
         911.62
         916.07
         815.28
         885.76
         936.31
         879.82
          855.7
         841.15
         848.18
         916.92
         963.59
          974.5
         990.31
        1008.01
         995.97
        1050.71
         1058.2
        1111.92
        1131.13
        1144.94
        1126.21
         1107.3
        1120.68
        1140.84
        1101.72
        1104.24
        1114.58
         1130.2
        1173.82
        1211.92
        1181.27
         1203.6
        1180.59
        1156.85
         1191.5
        1191.33
        1234.18
        1220.33
        1228.81
        1207.01
        1249.48
        1248.29
        1280.08
        1280.66
        1294.83
        1310.61
        1256.58
        1270.09
         1245.6

SOURCE: BLOOMBERG L.P.

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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 15.75% and 17.75% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o    You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o You seek an investment with a return linked to the performance of the Index

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 15.75% and 17.75% (to be determined on the trade date), the maximum gain on the Notes at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

KEY RISKS:

o You may lose some or all of your principal--the Notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the Notes if you hold your Notes to maturity

o Your appreciation potential is limited by the maximum gain on the Notes at maturity

o    You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-657-9836.